                                  EXHIBIT 5.1

                 [Letterhead of Doherty, Rumble & Butler P.A.]


November 19, 1998


Dakota Growers Pasta Company
One Pasta Avenue
P.O. Box 21
Carrington, ND 58421

Ladies and Gentlemen:

     This opinion is furnished in connection with the filing by Dakota Growers Pasta Company, a North Dakota cooperative (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-1 (the "Registration Statement") relating to 500 shares of Membership Stock and 3,679,000 shares of Equity Stock of the Company (the "Registered Shares"). As your counsel in connection with this transaction, we have examined the Registration Statement, dated the date hereof, and such corporate records and other documents of the Company as we deemed material or necessary for the purposes of this opinion.

     It is our opinion that the Registered Shares, when issued and sold in the manner referred to in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement, and further consent to the reference to our name wherever appearing in the Registration Statement.

Very truly yours,


/s/ DOHERTY, RUMBLE & BUTLER, P.A.

Doherty, Rumble & Butler
Professional Association